Exhibit 99.1
At the Company:
Akorn, Inc.
Arthur S. Przybyl, President and CEO
Jeffrey A. Whitnell, CFO
(847) 279-6100
FOR IMMEDIATE RELEASE
Akorn Reports Second Quarter 2008 Financial Results
Buffalo Grove, IL, July 31, 2008 — Akorn, Inc. (NASDAQ: AKRX) a specialty pharmaceutical company, today reported financial results for the second quarter ended June 30, 2008.
Total revenue for the second quarter 2008 was $21.2 million, versus $11.6 million in the second quarter 2007, and represents an increase of approximately 82%. Sequentially, second quarter 2008 revenues increased by $6.8 million or 47% versus the first quarter 2008. Ophthalmic business segment revenues totaled $4.3 million, an increase of 10% versus the prior year period. Hospital Drugs and Injectables business segment revenues (excluding DTPA) totaled $4.9 million, a decrease of 6% versus the prior year period. Vaccine business segment revenues totaled $10.0 million. The Company did not record any Vaccine business segment revenues in the prior year period. As expected, shipments to distributors accelerated, while the Company continued to generate market share in hospitals for its unit-dose Td Vaccines. Additionally, the Company announced the receipt of a contract award for the Centers for Disease Control and Prevention (CDC) for Tetanus Diphtheria Vaccines and renegotiated its Exclusive Distribution Agreement for Td Vaccines on favorable terms. Contract Pharmaceutical Manufacturing business segment revenues totaled $2.1 million versus $2.6 million in the prior year period.
Gross profit for the second quarter 2008 was $4.8 million as compared to $2.9 million in the second quarter 2007, an increase of 67%. Sequentially, second quarter 2008 gross profit increased by $1.1 million or 29% versus the first quarter 2008. The increase in second quarter 2008 gross profit is due primarily to Td vaccine sales, which contributed an incremental $1.8 million as compared to the prior year period. Gross margin for the second quarter 2008 was 27.1%, ex-Vaccines, as compared to 24.8% in the second quarter 2007.
Arthur S. Przybyl, President and Chief Executive Officer stated, “The results of our second quarter begin to demonstrate why vaccines are an important, strategic business segment for us. The incremental revenues and gross profit from vaccines are the catalysts for generating positive cash flow in the second half of 2008. We continue to expect significant, near term product approvals in our Ophthalmic and Hospital Drugs and Injectables business segments. We believe recently announced agreements in our

Contract Pharmaceutical Manufacturing business segment may serve to further increase revenues and gross profit in the second half of 2008 and beyond. Finally, we look forward to several expected product launches, beginning in July 2008, for our Akorn-Strides Joint Venture.”
Total operating expenses were $7.5 million for the second quarter 2008 versus $7.7 million in the second quarter 2007. Selling, general and administrative expenses totaled $5.9 million in the second quarter 2008, an increase of $0.7 million over the second quarter 2007. This increase is primarily due to the expansion of our Sales Team from 30 to 65 representatives, which was completed in the first quarter 2008. Research and development expenses were $1.2 million in the second quarter 2008 versus $2.2 million in the comparative prior year period, reflecting lower spending for new product development milestone fees.
The Company’s net loss was approximately $2.8 million in the second quarter 2008, or $0.03 per fully diluted share as compared to $4.6 million in the second quarter 2007, or $0.05 per fully diluted share. This improvement reflects incremental gross profit from Vaccine sales and lower operating expenses during the period.
Company Highlights:
•	Ophthalmics Business Segment:
•	April 16, 2008: Akorn announced FDA approval of Ofloxacin Ophthalmic Solution USP, 0.3%.

•	April 18, 2008: Akorn announced FDA approval of Diclofenac Sodium Ophthalmic Solution.

•	June 4, 2008: Akorn announced the receipt of an NDA Approvable Letter for Akten® Ophthalmic Gel 3.5%.
•	Hospital Drugs and Injectables Business Segment:
•	April 3, 2008: Akorn announced the signing of a supply agreement for a novel premix product with Fresenius Kabi.

•	April 24, 2008: Akorn announced FDA approval of Ondansetron Injection for Akorn-Strides, LLC.

•	May 23, 2008: Akorn announced FDA approval of Rifampin for Injection USP, 600 mg/vial for Akorn-Strides, LLC.

•	June 26, 2008: Akorn announced FDA approvals for Famotidine Injection USP, 20 mg/2mL single-dose vials and Famotidine Injection USP, 40 mg/4mL & 200 mg/20 mL multiple-dose vials for Akorn-Strides, LLC.

•	July 11, 2008: Akorn announced the first commercial product launch for the Akorn-Strides, LLC Joint Venture, Rifampin for Injection USP, 600 mg/vial.
•	Biologics and Vaccines Business Segment:
•	June 30, 2008: Akorn announced a CDC contract award for Tetanus Diphtheria Vaccines.

•	July 14, 2008: Akorn announced an Amendment to the Exclusive Distribution Agreement for Td Vaccines.
•	Contract Pharmaceutical Manufacturing Business Segment:
•	July 3, 2008: Akorn announced the signing of a five-year commercial manufacturing and supply agreement with Bioniche Pharma for two injectable drug products. The anticipated launch for both products is in the second half of 2008.

•	July 9, 2008: Akorn announced the signing of a ten-year exclusive manufacturing and supply agreement at our Decatur, IL facility for the contract manufacture of several injectable drug products.

AKORN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	JUNE 30,	DECEMBER 31,
	2008	2007
	(UNAUDITED)	(AUDITED)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,369	$7,948
Restricted Cash for revolving credit agreement	3,300	1,250
Trade accounts receivable (less allowance for doubtful accounts of $5 and $5, respectively)	10,101	4,112
Inventories	25,375	31,095
Prepaid expenses and other current assets	1,398	1,317

TOTAL CURRENT ASSETS	41,543	45,722
PROPERTY, PLANT AND EQUIPMENT, NET	32,137	32,262
OTHER LONG-TERM ASSETS
Intangibles, net	6,694	7,721
Other	144	1,261

TOTAL OTHER LONG-TERM ASSETS	6,838	8,982

TOTAL ASSETS	$80,518	$86,966

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Revolving line of credit	$14,179	$4,521
Mortgage payable	—	208
Trade accounts payable	4,431	14,070
Accrued compensation	862	895
Accrued expenses and other liabilities	1,710	1,306

TOTAL CURRENT LIABILITIES	21,182	21,000
LONG-TERM LIABILITIES
Product warranty liability	1,299	1,308

TOTAL LONG-TERM LIABILITIES	1,299	1,308

TOTAL LIABILITIES	22,481	22,308

SHAREHOLDERS’ EQUITY
Common stock, no par value — 150,000,000 shares authorized; 89,222,606 and 88,900,588 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	167,635	165,829
Warrants to acquire common stock	2,731	2,795
Accumulated deficit	(112,329)	(103,966)

TOTAL SHAREHOLDERS’ EQUITY	58,037	64,658

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$80,518	$86,966

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2008	2007	2008	2007
Revenues	$21,229	$11,638	$35,688	$23,373
Cost of sales	16,402	8,752	27,114	17,998

GROSS PROFIT	4,827	2,886	8,574	5,375
Selling, general and administrative expenses	5,914	5,189	12,171	10,431
Amortization of intangibles	338	339	677	677
Research and development expenses	1,225	2,161	3,601	4,172

TOTAL OPERATING EXPENSES	7,477	7,689	16,449	15,280

OPERATING LOSS	(2,650)	(4,803)	(7,875)	(9,905)
Interest (expense)/income — net	(169)	169	(284)	428
Other Income/(Expense)	—	1	(201)	1

LOSS BEFORE INCOME TAXES	(2,819)	(4,633)	(8,360)	(9,476)
Income tax provision	—	1	3	1

NET LOSS	$(2,819)	$(4,634)	$(8,363)	$(9,477)

NET LOSS PER SHARE:
BASIC	$(0.03)	$(0.05)	$(0.09)	$(0.11)

DILUTED	$(0.03)	$(0.05)	$(0.09)	$(0.11)

SHARES USED IN COMPUTING NET LOSS PER SHARE:
BASIC	89,204	86,982	89,129	86,619

DILUTED	89,204	86,982	89,129	86,619

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS
(UNAUDITED)

	SIX MONTHS
	ENDED JUNE 30
	2008	2007
OPERATING ACTIVITIES
Net loss	$(8,363)	$(9,477)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,222	2,188
Non-cash stock compensation expense	1,249	1,877
Changes in operating assets and liabilities:
Trade accounts receivable	(5,989)	2,794
Inventories	5,720	(4,163)
Prepaid expenses and other current assets	140	455
Other long-term assets	1,246	—
Trade accounts payable	(9,639)	(892)
Accrued expenses and other liabilities	362	(3,198)

NET CASH USED IN OPERATING ACTIVITIES	(13,052)	(10,416)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,420)	(981)
Purchase of intangible assets	—	(50)

NET CASH USED IN INVESTING ACTIVITIES	(1,420)	(1,031)
FINANCING ACTIVITIES
Repayment of long-term debt	(208)	(194)
Restricted cash for revolving credit agreement	(2,050)	—
Proceeds from line of credit	9,658	—
Proceeds from warrants exercised	37	2,492
Proceeds under stock option and stock purchase plans	456	216

NET CASH PROVIDED BY FINANCING ACTIVITIES	7,893	2,514
DECREASE IN CASH AND CASH EQUIVALENTS	(6,579)	(8,933)
Cash and cash equivalents at beginning of period	7,948	21,818

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,369	$12,885

Amount paid for interest	$366	$25
Amount paid for income taxes	$3	$3

About Akorn, Inc.
Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey and markets and distributes an extensive line of hospital and ophthalmic pharmaceuticals. Additional information is available at the Company’s website at www.akorn.com.
Materials in this press release may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.
Any or all of our forward-looking statements here or in other publications may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual results may vary materially, and there are not guarantees about the performance of our stock.
Any forward-looking statements represent our expectations or forecasts only as of the date they were made and should not be relied upon as representing our expectations or forecasts as of any subsequent date. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, even if our expectations or forecasts change. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read the discussion in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in our most recent Annual Report on Form 10-K, as it may be updated in subsequent reports filed with the SEC. That discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Other factors besides those listed there could also adversely affect our results.